Exhibit 99.1

Brian K. Finneran, Chief Financial Officer                             4/16/04
bfinneran@statebankofli.com                                   (516) 465 - 2251
---------------------------


       State Bancorp, Inc. Reports First Quarter Earnings Growth of 40.2%
   ---------------------------------------------------------------------------

New Hyde Park, N.Y., April 16, 2004 - The Board of Directors of State Bancorp, Inc., parent company of State Bank of Long Island, today reported earnings for the quarter ended March 31, 2004. Net income for the quarter was $3.9 million, representing a 40.2% increase over the comparable 2003 period.

Basic earnings per common share were $0.45 in 2004, an increase of 36.4%, versus $0.33 a year ago. Diluted earnings per common share were $0.44 and $0.32, respectively, for the same periods. All prior period per share amounts appearing in the release have been restated to reflect a 5% stock dividend paid on July 11, 2003. The Company's returns on average assets and stockholders' equity were 1.09% and 16.12% in 2004 and 0.82% and 12.48% in 2003, respectively.


Earnings Summary for the Quarter Ended March 31, 2004
-----------------------------------------------------

Earnings for the first quarter of 2004 improved by 40.2% when compared to 2003 due to growth in noninterest income, primarily securities gains, and a lower level of operating expenses (down 10.2%). Net securities gains totaled $2.6 million (approximately $1.7 million after taxes) during the first quarter of 2004 versus $2.0 million (approximately $1.3 million after taxes) a year ago, an increase of 31.3%. Service charges on deposit accounts and other operating income improved by 43.0% and 64.1%, respectively, versus 2003. Total operating expenses declined by 10.2% in the first quarter of 2004 versus the comparable 2003 period due to a decline in legal expenses primarily related to the Island Mortgage Network ("IMN") litigation. Net interest income decreased by 2.8% to $13.2 million as the result of a 45 basis point decline in the Company's net interest margin to 4.02% in 2004. Mitigating the margin contraction somewhat was an increase in interest-earning assets of $72 million or 5.6%, primarily loans (up $94 million). The expansion of the loan portfolio during 2004 was the result of growth in all loan categories, most notably commercial loans and commercial mortgages, which resulted in a 15.3% increase in average total loans outstanding during 2004 versus 2003. Somewhat offsetting the aforementioned increase was a lower level of investment securities, primarily taxable Government Agency paper (down $62 million). Funding the growth in assets were increases in average deposits and borrowings of $38 million each. The increase in deposits resulted from continued growth in low-cost core balances (demand, savings, money fund and Super NOW deposits) which rose by 17.2% in 2004. Core deposit balances provide low-cost funding (average cost of 50 basis points in 2004) that has allowed the Company to reduce its funding from short-term institutional sources. Core deposits represented 77% of total deposits during the first quarter of 2004 versus 68% a year ago. The Company's net interest margin, while down from 4.47% a year ago, remained relatively strong at 4.02% during the first quarter of 2004.

The provision for probable loan losses was $1.1 million in 2004 versus $984 thousand a year ago. This increase of 9.5% reflects the aforementioned growth in the Company's loan portfolio.

Noninterest income, excluding the impact of securities transactions, increased by 52.5% to $1.1 million in 2004. This improvement resulted from several factors, most notably income from Bank Owned Life Insurance purchased during the first quarter of 2004, higher return item and deposit service charges and greater letter of credit fees in 2004.

Net security gains amounted to $2.6 million in 2004 versus $2.0 million in 2003. Sales of long-term municipal securities, undertaken as a result of the continued low rate environment, coupled with a gain realized as the result of a tender offer on a corporate note owned by the Company, combined to produce these gains. Management continually monitors the fixed income markets to take advantage of any opportunities that may arise due to movement in interest rates or other short-term anomalies in the marketplace.

Total operating expenses declined by 10.2% to $10.3 million during 2004 when compared to last year. The principal reasons for this decrease were reductions in legal expenses, equipment costs, marketing and advertising expenses and credit and collection fees. Legal expenses decreased by $1.5 million during 2004, primarily the result of lower expenses related to the IMN litigation, as previously disclosed in the Company's filings with the Securities and Exchange Commission. The Company recorded additional expenses during the first quarter of 2003 to settle one of the IMN cases pending at that time. The Company continues to defend the remaining lawsuits vigorously, and management believes that it has substantial defenses to the claims that have been asserted. However, the ultimate outcome of these lawsuits cannot be predicted with certainty. The Company expects to incur additional costs related to this litigation during 2004 which are not quantifiable at this time. Salaries and benefits costs rose by 7.6% in 2004 as the result of normal salary adjustments, growth in staff and higher medical and retirement plan expenses. Occupancy expenses increased due to growth in real estate taxes. Equipment expenses declined as the result of lower depreciation costs. Marketing and advertising expenses declined by 7.6% during the first quarter of 2004. Other operating expenses also decreased from year to year, contracting by 5.9% during 2004 to $1.8 million. This decrease was the result of reductions in several expense categories, most notably loan collection expenses, telecommunications costs and travel and entertainment expenses. The foregoing expense factors resulted in an operating efficiency ratio of 70.3% in 2004 versus 77.2% in 2003. Operating expenses as a percent of total average assets amounted to 2.87% in 2004 and 3.36% in 2003.

Income tax expense rose by $572 thousand in 2004 resulting in an increase in the Company's effective tax rate to 30.1% from 28.4% a year ago.

Commenting on the first quarter 2004 performance, Chairman and CEO Thomas F. Goldrick stated, "We continue to be encouraged by the significant core deposit growth generated through the Company's branch network, the continued expansion of the loan and lease portfolio, and the reduction in the operating efficiency ratio reported during the first three months of 2004. Low-cost core deposits funded 69% of the Company's average interest-earning assets during the first quarter of 2004; the highest level in the Company's history and an excellent yardstick to measure the success of the Company's branch network. Although far above the internal target that we have set for ourselves and our historic performance, we are encouraged by the reduction in the Company's operating efficiency ratio recorded during 2004's first quarter. We are making every effort to reduce this ratio to a level commensurate with our high performing peers. In spite of the ongoing litigation-related issues, I remain very confident that the Company is well prepared to thrive in any economic or interest rate environment and successfully perform in what is arguably the most competitive banking market in the country."


Allowance for Probable Loan Losses
----------------------------------

As of March 31, 2004, the Company's allowance for probable loan losses amounted to $11 million or 1.58% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 1.51% at December 31, 2003 and 1.66% at March 31, 2003.

Net charge-offs for the first quarters of 2004 and 2003 were $576 thousand and $804 thousand, respectively. As a percentage of average total loans outstanding, these charge-off totals represented 0.33% and 0.53% in 2004 and 2003, respectively. Due to the uncertain nature of the current economy, management anticipates further loan charge-offs in 2004.


Nonperforming Assets
--------------------

Nonperforming assets, defined by the Company as nonaccrual loans and other real estate owned, amounted to $10 million at March 31, 2004. Nonaccrual loans were $7 million (0.99% of total loans outstanding) at March 31, 2004, $9 million (1.22% of total loans) at December 31, 2003 and $7 million (1.08% of total loans) at March 31, 2003. The increase in nonperforming assets versus the comparable 2003 period resulted largely from the addition of one large commercial credit ($3 million) to other real estate owned during the third quarter of 2003. Management of the Company expects to dispose of this property during 2004 with no material impact on the consolidated financial statements.

Capital
-------

Total stockholders' equity was $98 million at March 31, 2004, up 11.3% when compared to March 31, 2003. During the fourth quarter of 2003, the Company raised an additional $10 million from its participation in a pooled trust preferred securities offering. The trust preferred securities qualify as Tier I capital for regulatory capital purposes. The securities bear an interest rate tied to three-month LIBOR and are redeemable by the Company in whole or in part after five years or earlier under certain circumstances. During the first quarter of 2004, the weighted average rate on the Company's trust preferred securities was 4.31%.

State Bancorp, Inc.'s Tier I leverage ratio was 7.85% and 6.72% at March 31, 2004 and 2003, respectively. This ratio is well in excess of current regulatory guidelines for a well-capitalized institution. The Company's Tier I and Total Risk-Based capital ratios were 12.33% and 13.56%, respectively, at March 31, 2004.

During the first quarter of 2004, the Company distributed $1 million in cash dividends on its common stock, representing a payout ratio of 30.9%.

The Company's stock repurchase program expended $630 thousand in the first quarter of 2004 to repurchase 25,471 shares at an average cost of $24.73 per share. Since 1998, 863,329 shares of Company stock have been repurchased at an average cost of $16.35 per share. Under the Board of Directors' existing authorization, an additional 136,671 shares may be repurchased from time to time as conditions warrant.


Corporate Information
---------------------

State Bancorp's primary subsidiary, State Bank of Long Island, is the largest independent commercial bank headquartered in Nassau County. In addition to its fifteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho, N.Y.-based Studebaker-Worthington Leasing Corp., a nationwide provider of business equipment leasing. The Bank also maintains a lending facility in Jericho and has two subsidiaries based in Wilmington, Delaware, which provide investment and balance sheet management services to the Bank.

Ranking among the highest performing bank holding companies in New York State, State Bancorp, Inc. has a consistent track record of measured, orderly growth, and has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout the tri-county area. The Company maintains a World Wide Web site at www.statebankofli.com with corporate, investor and branch banking information.

State Bancorp, Inc.'s common stock trades under the symbol STB on the American Stock Exchange. The Company is included in the Russell 2000 index, a leading benchmark of small-cap stocks compiled by the Frank Russell Company, one of the world's leading investment management and advisory firms.

Forward-Looking Statements and Risk Factors
-------------------------------------------

This news release contains forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for State Bancorp, Inc. The words "expects," "believes," "anticipates" and other similar expressions are intended to identify forward-looking statements. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, but are not limited to, the following: (1) general economic conditions, (2) competitive pressure among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand,
(6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting State Bancorp, Inc.'s operations, pricing, products and services. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial
and      business      information       regarding      the      Company      at
www.statebankofli.com/corporate. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.



Financial Highlights Follow

--------------------------------------------------------------------------------
STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                        --------------------------------
                                                                                               THREE MONTHS
                                                                                        --------------------------------

                                                                                           2004                 2003
                                                                                        -----------          -----------

INTEREST INCOME:
----------------

LOANS                                                                                   $11,630,095          $10,936,220
FEDERAL FUNDS SOLD AND SECURITIES
 PURCHASED UNDER AGREEMENTS TO RESELL                                                       179,926              185,234
SECURITIES HELD TO MATURITY AND
 SECURITIES AVAILABLE FOR SALE:
   STATES AND POLITICAL SUBDIVISIONS                                                        577,790              881,645
   MORTGAGE-BACKED SECURITIES                                                             2,056,009            2,410,768
   GOVERNMENT AGENCY SECURITIES                                                           1,207,660            2,262,599
   OTHER                                                                                    449,675              344,436
                                                                                         ----------           ----------
TOTAL INTEREST INCOME                                                                    16,101,155           17,020,902
                                                                                         ----------           ----------

INTEREST EXPENSE:
-----------------

TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE                                            528,151              871,731
OTHER DEPOSITS AND TEMPORARY BORROWINGS                                                   2,096,038            2,390,781
JUNIOR SUBORDINATED DEBENTURES                                                              247,031              141,633
                                                                                          ---------            ---------
TOTAL INTEREST EXPENSE                                                                    2,871,220            3,404,145
                                                                                          ---------            ---------
NET INTEREST INCOME                                                                      13,229,935           13,616,757
PROVISION FOR PROBABLE LOAN LOSSES                                                        1,077,000              983,751
                                                                                         ----------           ----------
NET INTEREST INCOME AFTER PROVISION
 FOR PROBABLE LOAN LOSSES                                                                12,152,935           12,633,006
                                                                                         ----------           ----------
NONINTEREST INCOME:
-------------------

SERVICE CHARGES ON DEPOSIT ACCOUNTS                                                         559,100              390,926
NET SECURITY GAINS                                                                        2,621,571            1,996,078
OTHER OPERATING INCOME                                                                      522,575              318,461
                                                                                          ---------            ---------
TOTAL NONINTEREST INCOME                                                                  3,703,246            2,705,465
                                                                                          ---------            ---------
INCOME BEFORE OPERATING EXPENSES                                                         15,856,181           15,338,471
                                                                                         ----------           ----------
OPERATING EXPENSES:
-------------------

SALARIES  AND  OTHER  EMPLOYEE  BENEFITS                                                  5,980,866            5,560,010
OCCUPANCY                                                                                   985,762              932,682
EQUIPMENT                                                                                   368,954              388,527
LEGAL                                                                                       845,852            2,332,900
MARKETING AND ADVERTISING                                                                   306,202              331,355
OTHER  OPERATING  EXPENSES                                                                1,798,301            1,911,550
                                                                                         ----------           ----------
TOTAL OPERATING EXPENSES                                                                 10,285,937           11,457,024
                                                                                         ----------           ----------
INCOME BEFORE INCOME TAXES                                                                5,570,244            3,881,447
PROVISION FOR INCOME TAXES                                                                1,675,218            1,103,567
                                                                                          ---------            ---------
NET INCOME                                                                               $3,895,026           $2,777,880
----------                                                                               ==========           ==========


--------------------------------------------------------------------------------
STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2004 AND 2003 (UNAUDITED)
--------------------------------------------------------------------------------


ASSETS:                                                                                      2004                      2003
-------                                                                                  ------------              ------------

CASH AND DUE FROM BANKS                                                                   $44,821,893               $42,419,266
FEDERAL FUNDS SOLD                                                                          3,000,000                10,000,000
SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL                                             5,000,000                         -
                                                                                       --------------            --------------
TOTAL CASH AND CASH EQUIVALENTS                                                            52,821,893                52,419,266

SECURITIES HELD TO MATURITY (ESTIMATED FAIR VALUE -
  $40,099,440 IN 2004 AND $82,412 IN 2003)                                                 40,014,000                    79,400
SECURITIES AVAILABLE FOR SALE  - AT ESTIMATED FAIR VALUE                                  587,270,347               689,396,411
                                                                                       --------------            --------------
TOTAL SECURITIES                                                                          627,284,347               689,475,811

LOANS (NET OF ALLOWANCE FOR PROBABLE LOAN LOSSES
  OF $11,233,286 IN 2004 AND $10,225,428 IN 2003)                                         699,479,126               606,781,976
BANK PREMISES AND EQUIPMENT - NET                                                           6,852,717                 7,731,038
NET RECEIVABLE - SECURITIES SALES                                                                   -                 7,225,041
BANK OWNED LIFE INSURANCE                                                                  25,133,019                         -
OTHER ASSETS                                                                               19,721,134                16,257,819
                                                                                        -------------             -------------
TOTAL ASSETS                                                                           $1,431,292,236            $1,379,890,951
                                                                                       ==============            ==============

LIABILITIES:
------------
DEPOSITS:
  DEMAND                                                                                 $282,457,901              $237,148,673
  SAVINGS                                                                                 594,525,481               599,197,053
  TIME                                                                                    270,508,715               314,659,278
                                                                                        -------------             -------------
TOTAL DEPOSITS                                                                          1,147,492,097             1,151,005,004

FEDERAL FUNDS PURCHASED                                                                             -                10,000,000
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE                                            100,505,000                22,410,000
OTHER BORROWINGS                                                                           37,460,713                52,049,725
JUNIOR SUBORDINATED DEBENTURES                                                             20,000,000                10,000,000
NET PAYABLE - SECURITIES PURCHASES                                                         18,317,888                38,925,353
ACCRUED EXPENSES, TAXES AND OTHER LIABILITIES                                               9,489,044                 7,404,819
                                                                                        -------------             -------------
TOTAL LIABILITIES                                                                       1,333,264,742             1,291,794,901
                                                                                        -------------             -------------
COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
---------------------
PREFERRED STOCK, $.01 PAR VALUE, AUTHORIZED
  250,000 SHARES; 0 SHARES ISSUED                                                                   -                         -
COMMON STOCK, $5.00 PAR VALUE, AUTHORIZED
  20,000,000 SHARES; ISSUED 9,439,652 SHARES IN 2004
  AND 9,263,227 SHARES IN 2003; OUTSTANDING 8,576,323
  SHARES IN 2004 AND 8,427,298 SHARES IN 2003                                              47,198,260                44,110,605
SURPLUS                                                                                    54,122,582                46,243,110
RETAINED EARNINGS                                                                           7,881,278                 7,074,576
TREASURY STOCK (863,329 SHARES IN 2004
  AND 796,123 SHARES IN 2003)                                                             (14,111,369)              (12,666,401)
ACCUMULATED OTHER COMPREHENSIVE INCOME,
  NET OF TAXES                                                                              2,936,743                 3,351,792
UNEARNED COMPENSATION                                                                               -                   (17,632)
                                                                                        -------------             -------------
TOTAL STOCKHOLDERS' EQUITY                                                                 98,027,494                88,096,050
                                                                                        -------------             -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $1,431,292,236            $1,379,890,951
                                                                                       ==============            ==============




--------------------------------------------------------------------------------
STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 (UNAUDITED) (In thousands, except share and per share data)
--------------------------------------------------------------------------------


                                                                                                  ------------------------------
                                                                                                        THREE MONTHS
                                                                                                  ------------------------------

                                                                                                      2004               2003
                                                                                                  ------------         ---------

SELECTED AVERAGE BALANCES:
--------------------------

TOTAL ASSETS                                                                                       $1,439,246          $1,382,118
LOANS - NET OF UNEARNED INCOME                                                                        710,078             615,773
INVESTMENT SECURITIES                                                                                 561,281             603,833
DEPOSITS                                                                                            1,219,578           1,181,737
STOCKHOLDERS' EQUITY                                                                                   97,180              90,251


FINANCIAL PERFORMANCE RATIOS:
-----------------------------

RETURN ON AVERAGE ASSETS                                                                                 1.09 %              0.82 %
RETURN ON AVERAGE STOCKHOLDERS' EQUITY                                                                  16.12               12.48
NET INTEREST MARGIN (FTE)                                                                                4.02                4.47
OPERATING EFFICIENCY RATIO                                                                              70.27               77.18
TIER  I  LEVERAGE RATIO                                                                                  7.85                6.72


ASSET QUALITY SUMMARY:
----------------------

NONACCRUAL LOANS                                                                                       $7,064              $6,668
OTHER REAL ESTATE OWNED                                                                                 2,662                   -
                                                                                                       ------              ------
TOTAL NONPERFORMING ASSETS                                                                             $9,726              $6,668
                                                                                                       ======              ======

NONACCRUAL LOANS/TOTAL LOANS                                                                             0.99 %              1.08 %
ALLOWANCE FOR PROBABLE LOAN LOSSES/NONACCRUAL LOANS                                                    159.02 %            153.35 %
ALLOWANCE FOR PROBABLE LOAN LOSSES/TOTAL LOANS                                                           1.58 %              1.66 %
NET CHARGE-OFFS                                                                                          $576                $804
NET CHARGE-OFFS (ANNUALIZED)/AVERAGE LOANS                                                               0.33 %              0.53 %


COMMON SHARE DATA:
------------------

AVERAGE COMMON SHARES OUTSTANDING *                                                                 8,582,723           8,409,072
PERIOD-END COMMON SHARES OUTSTANDING *                                                              8,576,323           8,427,298
BASIC EARNINGS PER COMMON SHARE *                                                                       $0.45               $0.33
DILUTED EARNINGS PER COMMON SHARE *                                                                     $0.44               $0.32
BOOK VALUE PER SHARE *                                                                                 $11.43              $10.45
CASH DIVIDENDS PER SHARE *                                                                              $0.14               $0.13
DIVIDEND PAYOUT RATIO                                                                                    30.9 %              40.4 %


* Prior period data has been restated to give retroactive effect to a 5% stock dividend paid on July 11, 2003.
